Exhibit 99(a)

NEWS RELEASE

Cleveland-Cliffs Enters New $800 Million Credit Agreement

CLEVELAND—Aug. 17, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today announced it has entered into a new unsecured, $800 million credit agreement. The agreement includes a $200 million term loan and a $600 million revolver, with a $200 million accordion feature that can be used to expand the size of the facility. The five-year agreement replaces the Company’s previous $500 million revolving credit facility scheduled to expire in 2011 and a $150 million credit agreement facility scheduled to expire in 2008. The new agreement, which was arranged by Bank of America and JPMorgan Securities Inc., provides more flexible terms and conditions, along with improved pricing compared with the previous facility. It also includes less restrictive financial covenants to accommodate the execution of Cliffs’ investment strategy. Bank of America serves as Administrative Agent and JPMorgan Chase Bank serves as Syndication Agent. In addition, 11 other banks are participating in the syndicate.

“Cliffs has entered a new era of growth as an international mining entity and it is important we maintain the liquidity necessary to seize opportunities when they present themselves,” said Laurie Brlas, Cliffs’ senior vice president, chief financial officer and treasurer. “The new arrangement reflects our intention to optimize Cliffs’ capital structure, lower our cost of capital and generate more value for shareholders. We appreciate the support and confidence of our bank syndicate.”

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 80 percent of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30 percent interest in the Amapá Project, a Brazilian iron ore project, and a 45 percent economic interest in the Sonoma Project, an Australian coking and thermal coal project.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in the sales mix; the impact of other price-adjustment factors on the Company’s North American sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; availability of capital equipment and component parts; availability of float capacity on the Great Lakes; changes in the financial condition of the Company’s partners and/or customers; market forces that negatively impact the domestic and international metallurgical coal markets; changes in global demand for metallurgical coal by integrated steel producers due to changes in steel utilization rates; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; the impact of consolidation in the steel industry; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report and Reports on Form 10-K and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com

SOURCE: Cleveland-Cliffs Inc

CONTACT:

Steve Baisden

Director, Investor Relations

and Corporate Communications

(216) 694-5280

srbaisden@cleveland-cliffs.com

# # #